Exhibit 99.2
Bruder Named Vice President, General Counsel & Corporate Secretary
of Commercial Metals Company
     Irving, TX — August 14, 2009 — Murray R. McClean, Chairman, President and CEO of Commercial Metals Company (NYSE: CMC), announced today that the Board of Directors has elected Ann J. Bruder as Vice President, General Counsel and Corporate Secretary effective September 1, 2009. This follows David Sudbury’s pending retirement on August 31, 2009 which was previously announced. Ann Bruder has served as Deputy General Counsel since September 2007 and as the head of the Legal Department since June 2009 when Sudbury announced his intended retirement and began a transition of duties. Prior to her tenure at CMC, Ms. Bruder was the Chief Counsel, Chief Compliance Officer and Corporate Secretary of CARBO Ceramics, Inc. and had previously served in the legal department of American Airlines. Ms. Bruder is a graduate of Washington University School of Law.
     Murray McClean stated, “David has done an outstanding job over the past three decades, and CMC appreciates his contributions and dedicated service. Ann has been managing legal affairs since the transition began earlier this year, and her election to General Counsel is the next step in a smooth transition of legal affairs at CMC.”
     Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network of business units including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354